Exhibit 6.83.2

Real Estate Contract Addendum

Property:
Seller:
Buyer:

This Addendum (the "*Addendum*") is attached to and made a part of the Offer to Purchase and Contract (the "*Contract*") executed between Seller and Buyer for the Property on 09/26/21 .

Seller acknowledges that Buyer may determine that it is in Buyer's best interest to assign the Contract,pursuant to Section 15 of the Contract. If Buyer so determines Buyer shall provide written notice to Seller, and upon delivery of such written notice, Buyer may, and shall, assign all of its rights and obligations under the Contract. Seller expressly consents to this assignment, and the Earnest Money and Due Diligence Fees paid to Seller operate as if they were deposited by assigned Buyer.

All terms and conditions of the Contract not specifically amended herein shall remain in full force and effect.

THIS FORM WAS DRAFTED ON BEHALF OF TRELORA REALTY, BY TRELORA REALTY'S LEGAL COUNSEL. TRELORA REALTY, INC. MAKES NO REPRESENTATION AS TO THE LEGAL VALIDITY OR ADEQUACY OF ANY PROVISION OF THIS FORM IN ANY SPECIFIC TRANSACTION. IF YOU DO NOT UNDERSTAND THIS FORM OR FEEL THAT IT DOES NOT PROVIDE FOR YOUR LEGAL NEEDS, YOU SHOULD CONSULT A NORTH CAROLINA REAL ESTATE ATTORNEY BEFORE YOU SIGN IT.

IN THE EVENT OF A CONFLICT BETWEEN THIS ADDENDUM AND THE CONTRACT THIS ADDENDUM SHALL CONTROL, EXCEPT THAT IN THE CASE OF SUCH A CONFLICT AS TO THE DESCRIPTION OF THE PROPERTY THE CONTRACT SHALL CONTROL.

Assignor/ Buyer: [redacted] Date: 09/26/2021

Assignor/Buyer: Date:

Seller: [redacted] Date:

Seller: [redacted] Date: